UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): September 18, 2014

JETBLUE AIRWAYS CORPORATION
(Exact name of registrant as specified in its charter)
Delaware	000-49728	87-0617894
(State of Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)
27-01 Queens Plaza North, Long Island City, NY 11101
(Address of principal executive offices) (Zip Code)
(718) 286-7900
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b)
On September 18, 2014, JetBlue Airways Corporation (the “Company”) and Mr. David Barger announced that Mr. Barger will serve as Chief Executive Officer of the Company through February 15, 2015. Mr. Barger also intends to step down as a director of the Company on that date. The Company thanks Mr. Barger for his many years of leadership.

(c), (d)
Effective February 16, 2015, Robin Hayes, age 48, will be appointed the Company’s President and Chief Executive Officer. Mr. Hayes joined the Company in 2008 as Chief Commercial Officer.  Prior to joining the Company, Mr. Hayes spent 19 years with British Airways, ending in the position of Executive Vice President of the Americas. Throughout his career with British Airways, he held positions of increasing responsibility in both the operational and commercial divisions. The Board intends to appoint Mr. Hayes as a director upon his appointment as President and Chief Executive Officer.

The Company currently does not have a contract or agreement with Mr. Hayes in connection with his appointment as President and Chief Executive Officer. There are no arrangements or understandings between Mr. Hayes and any other person pursuant to which he was appointed. Mr. Hayes does not have any family relationship with any director or other executive officer of the Company or any person nominated or chosen by the Company to become a director or executive officer, and there are no transactions in which Mr. Hayes has an interest requiring disclosure under Item 404(a) of Regulation S-K.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

JETBLUE AIRWAYS CORPORATION
(Registrant)
Date: September 18, 2014	By:	/s/ James G. Hnat, II
James G. Hnat Executive Vice President, General Counsel and Corporate Secretary